Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS PRELIMINARY FOURTH QUARTER 2012

ESBRIET® (PIRFENIDONE) REVENUE AND OTHER RECENT

BUSINESS HIGHLIGHTS

– Reports Full Enrollment of Phase 3 ASCEND Trial –

– Provides 2013 Revenue Guidance for Esbriet® –

BRISBANE, Calif., January 3, 2013 — InterMune, Inc. (NASDAQ: ITMN) today announced unaudited net sales of Esbriet® (pirfenidone) for the fourth quarter ended December 31, 2012. The Company also highlighted recent business and clinical development activities, including completion of enrollment in the Phase 3 ASCEND trial, and provided forward-looking revenue and expense guidance for 2013.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “We are very pleased with our progress in 2012. Our product Esbriet for the treatment of patients with IPF is now commercially available in nine of our targeted 15 European countries and as of yesterday, in Canada.

“Esbriet revenues increased by 9 percent to approximately $8.2 million in the fourth quarter from $7.5 million in the third quarter of 2012,” Mr. Welch continued. “As explained on our Third Quarter 2012 earnings call, third quarter Esbriet revenue of $7.5 million included approximately $0.5 million of favorable accounting adjustments. Fourth quarter revenue reflected a full quarter of the expected 11 percent price decrease in Germany. Taking into account these two factors, the underlying quarterly growth in Esbriet sales was significantly stronger than 9 percent.”

Mr. Welch continued, “The forward-looking revenue guidance we are providing today indicates that we expect Esbriet to show consistent growth and become a very meaningful brand in Europe and Canada in the coming years. With today’s announcement regarding the completion of patient enrollment in the ASCEND trial to support regulatory approval in the United States, we are closing in on the attractive U.S. market and are now preparing for the U.S. launch of Esbriet, subject to a favorable outcome of ASCEND and FDA approval.”

2012 Highlights

InterMune noted the following achievements in 2012:

•	Esbriet is now attractively priced and launched in nine of the Company’s 15 targeted European countries including the two largest EU markets, Germany and France.

•	Strong pricing and reimbursement progress was made in the remaining six targeted European countries.

•	The Esbriet launch in Germany is among the Top 5 most successful orphan drug launches in that country.

•	Full-year 2012 Esbriet revenues were above the high end of the Company’s revenue guidance.

•	Esbriet is now approved and launched in Canada – the world’s ninth largest pharmaceutical market.

•	Enrollment was completed for the Company’s pivotal Phase 3 trial – “ASCEND” for the U.S. market.

Esbriet Fourth Quarter and Full Year Unaudited Net Sales

Unaudited net sales of Esbriet during the fourth quarter of 2012 totaled approximately $8.2 million. Unaudited net sales of Esbriet totaled approximately $26.1 million for the full-year of 2012, consistent with the Company’s guidance on its Third Quarter 2012 earnings call of revenue being at or slightly above the high end of a range of $20-$25 million. Fourth quarter 2012 revenue includes the impact of a full quarter’s effect of the approximate 11 percent expected price decrease of Esbriet in Germany, which became effective on September 15, 2012.

Guidance for 2012 Operating Expenses

The Company updated its financial guidance for 2012 operating expenses:

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R&D Expense: anticipated to be in a range of approximately $100 to $105 million; previously estimated during InterMune’s Third Quarter 2012 earnings call to be at the high end of the range of $90 to $105 million.

•

SG&A Expense: anticipated to be in a range of approximately $105 to $110 million; previously estimated during InterMune’s Third Quarter 2012 earnings call to be at the low end of the range of $110 to $130 million.

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Total Operating Expenses (R&D and SG&A): anticipated to be in a range of approximately $205 to $215 million; compared to the previously projected range announced during InterMune’s Third Quarter 2012 earnings call of $200 to $235 million.

2013 Milestones

InterMune provided the following information with respect to anticipated milestones and events in 2013:

European Launch of Esbriet

The Company has launched Esbriet in nine of its Top 15 targeted European countries and anticipates that in 2013, Esbriet will be marketed in all 15 of its targeted EU markets, assuming acceptable pricing and reimbursement for Esbriet is negotiated in each remaining country:

•

The Company currently expects to conclude pricing and reimbursement discussions regarding Esbriet in Italy in Q1 2013 and Spain by mid-2013 and to launch Esbriet in those countries as soon as possible after pricing and reimbursement is concluded. In both of these countries, several quarters are needed after national reimbursement is secured to address regional reimbursement procedures before complete patient access to Esbriet is achieved.

•

The review of Esbriet by the National Institute for Clinical Excellence (NICE) in the UK is expected to conclude in March 2013. In November of 2012, the preliminary assessment of Esbriet completed by NICE was unsupportive of Esbriet reimbursement and the Company is in the process of addressing various outstanding issues in the NICE preliminary assessment. If NICE decides in March to support the reimbursement of Esbriet, the Company currently expects to launch the product as soon as possible with a target to complete the launch in the second quarter of 2013.

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The Company anticipates launches of Esbriet by mid-2013 in several so-called mid-sized countries – Belgium, Netherlands, Finland and Ireland. The first of these, Belgium, began its full launch on January 2.

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InterMune currently has 118 employees in Europe and plans to expand its European commercial infrastructure to support expected launches in the remaining six targeted European countries. The Company currently expects to have between 200 and 220 employees in Europe by the end of 2013, assuming that all country launches of Esbriet occur as currently planned and the company expands its distribution beyond the Top 15 countries.

North America: ASCEND, U.S. Pre-Launch Preparations and Canadian Launch

InterMune today announced that the full-enrollment target of 500 randomized patients for ASCEND was achieved in December 2012. ASCEND is the Company’s Phase 3 clinical trial to further evaluate pirfenidone as a treatment for patients with idiopathic pulmonary fibrosis (IPF), and to support regulatory approval in the United States. InterMune noted there has been strong interest from investigators and a large number of patients entered screening in the last two months; these patients will be allowed to continue the screening process in ASCEND and the last patient is expected to be randomized on or before January 9, 2013. The ASCEND trial design includes a 52-week treatment period, followed by a five-week safety follow-up. Top-line results from ASCEND currently are expected in the second quarter of 2014. (See “About ASCEND” section for details of the study)

In 2013, InterMune currently plans to begin building its U.S. commercial infrastructure and begin pre-launch preparations for Esbriet.

The Company announced today that it began the launch of Esbriet in Canada on January 2. As communicated earlier, up to six months are needed to secure coverage for new medicines from the major private insurance companies in Canada and, on average, about18 months are needed to secure reimbursement from all ten provincial governments that reimburse the majority of medicines in Canada.

Guidance for 2013 Revenue and Operating Expenses

The Company provided its forward-looking financial guidance for Esbriet revenue and operating expenses in 2013:

•

Esbriet revenue: currently projected to be in a range of $40 to $70 million. This includes projected revenue in a range of $40 to $55 million in countries where Esbriet is currently launched (Germany, France, Canada and seven mid-sized European countries), and projected revenue in a range of $0 to $15 million in countries where Esbriet pricing and reimbursement approval and launch is not yet concluded but is currently anticipated during 2013 (Italy, UK, Spain and three mid-sized European countries). The guidance also accounts for the projected time needed to address regional and provincial reimbursement procedures in Italy, Spain and Canada before meaningful Esbriet revenues can be achieved in all regions or provinces in these countries.

•	R&D expense: currently anticipated to be in a range of $100 to $120 million.

•	SG&A expense: currently anticipated to be in a range of $145 to $165 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $245 to $285 million.

About ASCEND

ASCEND is a multinational, randomized, double-blind, placebo controlled Phase 3 trial designed to evaluate the safety and efficacy of Esbriet® (pirfenidone) in IPF patients with mild to moderate impairment in lung function. Patients are randomly assigned 1:1 to receive oral pirfenidone (2403 mg/day) or placebo. The primary endpoint is change in percent predicted forced vital capacity (FVC), with the primary outcome analysis a Rank ANCOVA at Week 52. The magnitude of effect will also be presented on a categorical basis as the proportion of patients with decrements of less than 0% or greater than 10% at pre-specified study time points. The study was conservatively powered by estimating the treatment effect size of pirfenidone based on the results of the intent-to-treat analysis of the pooled results of the two CAPACITY Phase 3 studies.

Key secondary endpoints include change in six-minute walk test (6MWT) distance and progression-free survival, which will be based on the earliest of time to death, FVC decrement of

10% or greater, or decrement in 6MWT distance of 50 meters or more. Additional secondary endpoints in ASCEND include all-cause mortality and on-treatment IPF-related deaths (both evaluated independently in ASCEND as well as pooled with the previous CAPACITY data), and dyspnea. Based on the relatively low mortality rate in this patient population, ASCEND is not powered for the mortality endpoint, even after pooling with CAPACITY data.

Relative to InterMune’s two previous studies of pirfenidone in IPF (CAPACITY), the entry criteria for ASCEND were refined to enrich the study population for patients who are more likely to experience decline in lung function and disease progression during the study. This included modest changes to the eligibility criteria for FVC, DLco, FEV1/FVC ratio, and time since diagnosis. These changes increase the likelihood of demonstrating significant findings on multiple endpoints in ASCEND.

About Esbriet® (pirfenidone)

Esbriet is an orally active drug that inhibits the synthesis of TGF-beta, a chemical mediator that controls many cell functions including proliferation and differentiation, and plays a key role in fibrosis, or scarring, of the lung. It also inhibits the synthesis of TNF-alpha, a cytokine that is known to have an active role in inflammation.

Pirfenidone is the first and only medicine approved anywhere in the world for the treatment of IPF. Pirfenidone is approved in 29 European countries under the InterMune trade name Esbriet and in Japan and South Korea where it is marketed by Shionogi & Co. Ltd under the trade name Pirespa®. Under different trade names, pirfenidone is also approved for the treatment of IPF in China, India, and Argentina.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a progressive, debilitating and ultimately fatal disease characterized predominantly by fibrosis (scarring) in the lungs, hindering the ability for gas exchange in the lungs. IPF is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20-40 percent, which makes IPF more rapidly lethal than many malignancies, including breast, ovarian and colorectal cancers. Patients diagnosed with IPF are primarily between the ages of 40 and 80, with a median age of 63 years. The disease tends to affect slightly more men than women.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the Company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory approval in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements regarding InterMune’s expectations that Esbriet will show consistent growth and become a very meaningful brand in Europe and Canada in the coming years; its anticipated full-year 2012 operating expenses; its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries; its expectations regarding the size of its European commercial infrastructure; InterMune’s expectations regarding the timing of building its U.S. commercial infrastructure and preparations for a pre-launch of Esbriet in the U.S.; InterMune’s projected revenue from sales of Esbriet and operating expenses for 2013; and its expectation regarding the timing and nature of enrollment in, and results of, the ASCEND study and the prospects of success thereof. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 29, 2012 (the “Form 10-K”), most recent quarterly report on Form 10-Q filed with the SEC on November 9, 2012 (the “Form 10-Q”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the Company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the Company’s product candidates, including the possibility that the results of the 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the Company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in the EU and Canada, including successfully establishing a commercial operation in the EU and Canada and receiving favorable governmental pricing and reimbursement approvals in each EU country and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K, Form 10-Q and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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